Exhibit 99.1

NEWS
RELEASE

2010-06

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL REPORTS FIRE AT CHEYENNE REFINERY CRUDE UNIT

HOUSTON, TEXAS, July 28, 2010 – Frontier Oil Corporation (NYSE: FTO) experienced a fire this morning at approximately 5:40 a.m. MDT in the crude unit at the Cheyenne Refinery.  The fire was extinguished within approximately one hour by refinery and city fire personnel.  There were no injuries.  The cause of the fire and extent of the damage is currently being assessed with preliminary estimates indicating the crude unit outage will be approximately two weeks.

Frontier operates a 135,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.

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